UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2012

Accretive Health, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois		60611
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 6, 2012 Accretive Health, Inc. (the “Company”) entered into a new master professional services agreement (the “2012 MPSA”) with Ascension Health, a Missouri non-profit corporation (“Ascension”). The 2012 MPSA is effective as of August 6, 2012 and has a term of five years. The 2012 MPSA continues the Company’s relationship with Ascension which commenced in October 2004 and was extended under the prior five-year master services agreement dated December 13, 2007 (the “Legacy Agreement”). The Legacy Agreement was filed as Exhibit 10.8 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on April 26, 2010. As of March 20, 2012, Ascension beneficially owned approximately 7% of the Company’s outstanding common stock. In 2011, net services revenue from hospitals affiliated with Ascension represented 40.8 % of the Company’s total net services revenue. As of March 31, 2012, the Company had $36.3 million of trade accounts receivable from hospitals affiliated with Ascension.

Pursuant to the 2012 MPSA, the Company will continue to offer its revenue cycle service offering to hospitals affiliated with Ascension. Similar to the Legacy Agreement, each Ascension affiliate hospital system that chooses to receive services under the 2012 MPSA will be required to execute a supplement agreement. The supplement agreements will define the transition from the Legacy Agreement to the 2012 MPSA for existing Ascension affiliated hospitals or establish the terms of the services for Ascension affiliated hospitals that will obtain services for the first time. The 2012 MPSA also enables hospitals affiliated with Ascension to contract with the Company to provide them with physician advisory, Intra-stay Quality and other optional services.

The Company expects that all or substantially all of the hospitals affiliated with Ascension that are currently parties to separate managed service contracts with the Company under the Legacy Agreement will opt into new supplement agreements under the 2012 MPSA. Further, the Company expects that additional hospitals affiliated with Ascension will, over time, execute supplement agreements under the 2012 MPSA. If an Ascension affiliated hospital chooses not to enter into a supplement agreement under the 2012 MPSA, its service relationship with the Company will continue under the Legacy Agreement pursuant to its current managed service contract.

The 2012 MPSA provides that each supplement agreement between the Company and a hospital affiliated with Ascension will incorporate the provisions of the 2012 MPSA and provide that the hospital will be bound by all amendments, modifications and waivers that the Company and Ascension agree to under the 2012 MPSA. With certain discrete exceptions, the Company will be the exclusive provider of revenue cycle services to the hospitals affiliated with Ascension that execute supplement agreements with the Company.

Any Company or subcontractor personnel who are deployed to an Ascension affiliated hospital may not provide services to the specific competitors set forth in the affiliated hospital’s supplement agreement until 12 months following the end of such individual’s deployment with Ascension affiliated hospitals. In addition, during the term of the 2012 MPSA, the Company cannot begin to negotiate the provision of services to a competitor that is in close proximity to an affiliated hospital that has executed a supplement agreement with the Company until it has informed and discussed the situation with such hospital affiliate. The Company does not believe the existence of this consultation obligation under the Legacy Agreement has materially impaired the Company’s ability to obtain new customers and does not expect this Company obligation under the 2012 MPSA to be a material limitation in the future.

Under the 2012 MPSA, each supplement agreement with a hospital affiliated with Ascension will have its own term which may not extend beyond the end of the term of the 2012 MPSA. Either party may terminate the 2012 MPSA upon the occurrence of the bankruptcy or similar event with respect to the other party. Ascension may terminate a supplement agreement: (i) for certain breaches of the 2012 MPSA, such as numerous and continuing instances of non-performance under a supplement agreement; or (ii) for certain other material breaches which are not cured within 30 days of written notice. Ascension may terminate the 2012 MPSA: (x) in connection with changes of control of the Company involving specified competitors of Ascension, following at least 10 days’ notice; (y) if the Company receives a “going concern” letter from its independent auditor, following at least 90 days’ notice; or (z) if the Company is excluded from participation in the federal Medicare, state Medicaid or other specified federal or state healthcare programs. An Ascension affiliate hospital may terminate its supplement agreement if the Company does not timely complete the transition of services to the Company, and Ascension may terminate an affiliate hospital’s supplement agreement if, for at least 15 days, the Company is unable to provide its services to the hospital due to any cause beyond the Company’s control. Ascension can also terminate a supplement agreement if the receipt of services under the supplement agreement causes a material negative impact to Ascension’s brand, reputation or operations, in Ascension’s good faith estimation, because the Company provided services for Ascension, or similar services for other customers, in a manner that was not authorized by Ascension when providing such services for Ascension. The Company can terminate the 2012 MPSA for (x) Ascension’s or an affiliated hospital’s failure to pay the Company, when the failure exceeds specified payment date and amount thresholds; and (y) breaches of Ascension’s obligation to keep certain Company information confidential and to operate within the terms of the licenses granted to Ascension for the use of the Company’s proprietary software. The Company shall be entitled to liquidated damages, calculated on a sliding scale over the term of the 2012 MPSA, if the 2012 MPSA is found to have been wrongfully terminated by Ascension or an applicable supplement agreement is found to have been wrongfully terminated by Ascension or an Ascension affiliate hospital. The 2012 MPSA may not be terminated by hospitals affiliated with Ascension.

The 2012 MPSA provides, among other things, that, when providing revenue cycle services to an Ascension affiliate hospital:

•

the Company must comply with each hospital’s policies and procedures relating to billing, collections, charity care, personnel, risk management, good corporate citizenship and other matters; the ethical and religious directives for Catholic healthcare services; and all applicable federal, state and local laws and regulations;

•	the Company assumes responsibility for managing the hospital’s revenue cycle operations to comply with the hospital’s established policies and standard operating procedures;

•

the Company assumes responsibility for the cost of the hospital’s revenue cycle operations including agreements and costs associated with related third-party services, and the payroll and benefit costs associated with the hospital’s employees conducting revenue cycle activities, some of whom will become Accretive employees for all purposes;

•	the Company is required to supply, at the Company’s cost, a sufficient number of its employees on a hospital’s premises, and the technology necessary to implement and manage its services;

•

the Company retains all of the benefit of all cost efficiencies achieved during the contract term, and each hospital receives a guaranteed reduction in the base fees during the first 3 years of the hospital’s supplement agreement;

•	each hospital must provide the Company with the facilities, standard office furnishings and services, pre-existing revenue cycle assets and authority to provide the Company’s services;

•	in general, each hospital pays the Company:

•	base fees equal to a specified percentage of periodic cash collections;

•

base incentive fees equal to a specified percentage of cash collections, then adjusted based on the Company’s success in managing the hospital’s revenue cycle operations as compared to a series of standard metrics associated with the hospital’s revenue cycle operations; the weighting of such metrics are to be mutually agreed by the affiliated hospital and the Company; the rate at which incentive fees are paid by a hospital are reduced if it transfers some or all of its operations to the Company’s shared service facilities;

•

additional incentive fees for benefits delivered and measured through discrete initiatives involving identifying (a) additional sources of payment for services including previously unidentified coverage for services, (b) coverage providing a higher level of reimbursement than previously identified, (c) additional reimbursement opportunities available based on retrospective review of cases involving patients transferred to skilled care facilities from higher level of care facilities, and (d) billable but previously uncharged services;

•

the Company has agreed to meet specific service level standards when managing certain portions of each hospital’s revenue cycle operations; failure to meet the service level standards will result in a reduction of base fees;

•

the Company is required to offer to Ascension’s affiliated hospitals fees for the Company’s services that are at least as low as the fees the Company charges any other similarly-situated customer receiving comparable services at comparable or lower volumes;

•	the Company must implement its services and technology at each hospital in a manner that does not cause an unplanned material disruption in the hospital’s operations;

•	the Company is required to work to qualify patients for charity care and identify potential payment sources for patients who are uninsured and underinsured;

•	the Company is required to maintain patient and employee satisfaction levels as compared to specified baseline performance measurements;

•

designated executive representatives of each of the Company and Ascension oversee the obligations and performance of the parties and resolve disputes, with any unresolved disputes submitted to designated senior executives at each of the Company and Ascension, and with any remaining unresolved issues submitted to a joint review board for resolution; the parties may resort to formal proceedings to resolve their disputes either after the joint review board is unable to resolve such disputes that are not sooner resolved or to avoid harm to such party that cannot be avoided without resorting to formal proceedings;

•	the parties provide various representations and indemnities (subject to specified caps) to each other;

•

following termination or expiration of the 2012 MPSA or any supplement agreement between the Company and a hospital affiliated with Ascension or any services specified therein, if requested by Ascension, the Company must continue to provide the Company’s services for up to one year in return for compensation equal to applicable charges for the services provided including additional charges for additional services outside the scope of the previously provided services;

•

following termination or expiration of the 2012 MPSA, the Company must grant to the applicable hospitals a license to continue using all software and applications the Company used to provide its services, in exchange for payments and fees that vary depending on whether the 2012 MPSA is terminated for cause or for any other reason.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K includes forward-looking statements, including regarding the 2012 MPSA and the supplement agreements, and the Legacy Agreement and managed service contracts with hospitals affiliated with Ascension. These forward-looking statements and involve risks and uncertainties and are based on our current assumptions and expectations. Although the Company believes that its assumptions and expectations are reasonable, these assumptions and expectations may prove to be incorrect and may not be realized as a result of various risks and uncertainties, including those set forth in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2012, under the heading “Risk Factors.” If one or more of these risks and uncertainties materialize, or if the Company’s underlying assumptions or expectations prove incorrect, then the Company’s expectations may not be realized as currently anticipated. The Company’s failure to enter into new supplement agreements with hospitals affiliated with Ascension that are parties to current managed service contracts could have a material adverse effect on the Company’s business, results of operations and financial condition. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. The Company assumes no, and it specifically disclaims any, obligation to update, amend or clarify these forward-looking statements to reflect changes in factors or assumptions affecting such forward-looking statements after the date hereof. The Company advises you, however, to consult any further disclosures the Company makes on this subject in its periodic reports that it files with or furnishes to the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCRETIVE HEALTH, INC.

Date: August 7, 2012	By:	/s/ John T. Staton
John T. Staton
Chief Financial Officer and Treasurer